Exhibit 1(b)
THE COMMONWEALTH OF MASSACHUSETTS
WILLIAM GALVIN
SECRETARY OF THE COMMONWEALTH
STATE HOUSE - BOSTON, MA
SUPPLEMENT TO THE DECLARATION OF TRUST
We, J. Gary Burkhead, Senior Vice President and Arthur S. Loring, Secretary
of
FIDELITY COMMONWEALTH TRUST
82 DEVONSHIRE STREET
BOSTON, MASSACHUSETTS 02109
hereby certify that, in accordance with ARTICLE XII, SECTION 7 of the Restated Declaration of Trust of FIDELITY COMMONWEALTH TRUST (dated June 16, 1994), the following Amendments to said Declaration of Trust were duly adopted by a majority shareholder vote at a meeting duly called and held:
VOTED: That the Restated Declaration of Trust dated June 16, 1994, be and hereby is, amended as follows:
1. That Article VIII, Section 1 of the Restated Declaration of Trust shall be, and it hereby is, amended to read as follows:
 "Section 1. The Shareholders shall have power to vote (i) for the election of Trustees as provided in Article IV, Section 2, (ii) for the removal of Trustees as provided in Article IV, Section 3(d), (iii) with respect to any investment advisory or management contract as provided in
Article VII, Sections 1 and 5, (iv) with respect to the amendment of this Declaration of Trust as provided in Article XII, Section 7, (v) to the same extent as the shareholders of a Massachusetts business corporation, as to whether or not a court action, proceeding or claim should be brought or maintained derivatively or as a class action on behalf of the Trust or the Shareholders, provided, however, that a Shareholder of a particular Series shall not be entitled to bring any derivative or class action on behalf of any other Series of the Trust, and (vi) with respect to such additional matters relating to the Trust as may be required or authorized by law, by this Declaration of Trust, or the Bylaws of the Trust, if any, or any registration of the Trust with the Securities and Exchange Commission (the "Commission") or any State, as the Trustees may consider desirable. On any matter submitted to a vote of the Shareholders, all shares shall be voted by individual Series, except (i) when required by the 1940 Act, Shares shall be voted in the aggregate and not by individual Series; and (ii) when the Trustees have determined that the matter affects only the interests of one or more Series, then only the Shareholders of such Series shall be
entitled to vote thereon.   A shareholder of each Series shall be entitled
to one vote for each dollar of net asset value (number of Shares owned times net asset value per share) per share of such Series, on any matter on which such shareholder is entitled to vote and each fractional dollar amount shall be entitled to a proportionate fractional vote. There shall be no cumulative voting in the election of Trustees. Shares may be voted in person or by proxy. Until Shares are issued, the Trustees may exercise all rights of Shareholders and may take any action required or permitted by law, this Declaration of Trust or any Bylaws of the Trust to be taken by Shareholders."
2. That Article IV, Section 4 of the Restated Declaration of Trust shall be and it hereby is, amended to read as follows:
 "Section 4. In case of the declination, death, resignation, retirement, removal, incapacity, or inability of any of the Trustees, or in case a vacancy shall, by reason of an increase in number, or for any other reason, exist, the remaining Trustees shall fill such vacancy by appointing such other person as they in their discretion shall see fit consistent with the limitations under the 1940 Act. Such appointment shall be evidenced by a written instrument signed by a majority of the Trustees in office or by recording in the records of the Trust, whereupon the appointment shall take effect. An appointment of a Trustee may be made by the Trustees then in office in anticipation of a vacancy to occur by reason of retirement, resignation or increase in number of Trustees effective at a later date, provided that said appointment shall become effective only at or after the effective date of said retirement, resignation or increase in number of Trustees. As soon as any Trustee so appointed shall have accepted this trust, the trust estate shall vest in the new Trustee or Trustees, together with the continuing Trustees, without any further act or conveyance, and he shall be deemed a Trustee hereunder. The power of appointment is subject to the provisions of Section 16(a) of the 1940 Act."
3. That Article V, Section 1 of the Restated Declaration of Trust shall be and it hereby is, amended to read as follows:
 "Section 1. The Trustees in all instances shall act as principals, and are and shall be free from the control of the Shareholders. The Trustees shall have full power and authority to do any and all acts and to make and execute any and all contracts and instruments that they may consider necessary or appropriate in connection with the management of the Trust. The Trustees shall not in any way be bound by or limited by present or future laws or customs in regard to trust investments, but shall have full authority and power to make any and all investments which they, in their uncontrolled discretion, shall deem proper to accomplish the purpose of this Trust. Subject to any applicable limitation in the Declaration of Trust or the Bylaws of the Trust, the Trustees shall have power and authority: ... (t) Notwithstanding any other provision hereof, to invest all of the assets of any series in a single open-end investment company, including investment by means of transfer of such assets in exchange for an interest or interests in such investment company
The foregoing Amendments to the Restated Declaration of Trust dated June 16, 1994 will become effective June 6, 1997 when this Supplement is filed with the Commonwealth of Massachusetts (Secretary of State's Office) and the City of Boston (Office of the City Clerk).
IN WITNESS WHEREOF AND UNDER THE PENALTIES OF PERJURY, we have hereunto signed our names this 6th day of June, 1997.
/s/J. Gary Burkhead                             /s/Arthur S. Loring
J. Gary Burkhead                                 Arthur S. Loring
Senior Vice President                           Secretary